EXHIBIT 99.1

Zubeen Shroff Resigns From Pet DRx Board

BRENTWOOD, Tenn., Dec. 23, 2008 (GLOBE NEWSWIRE) -- Pet DRx Corporation (Nasdaq:VETS) today announced that Zubeen Shroff has resigned as a member of the Company's Board of Directors effective December 17, 2008 in order to devote more time to his duties as Managing Director of Galen Partners. Mr. Shroff has served as Vice Chairman of the Board of Directors since January 2008 and was Chair of the Company's Compensation Committee.

"It has been my privilege to serve on the Board of Pet DRx," said Mr. Shroff. "I look forward to continuing to be involved with the company and currently plan to remain a significant shareholder for the foreseeable future." "Pet DRx has been fortunate to have Zubeen Shroff as a director and the Board thanks him for his many contributions to our company over the past year," commented Gene Burleson, Chairman and Chief Executive Officer of Pet DRx.

About Pet DRx

Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals. The Company currently owns and operates 23 leading veterinary hospitals in the state of California, which it has organized into unique, regional 'hub-and-spoke' networks. Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

SAFE HARBOR STATEMENT

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles and other risks detailed from time to time in the Company's SEC reports, including its reports on Form 10-K and 10-Q, as well as its Current Report on Form 8-K/A filed on April 4, 2008, and the foregoing information should be read in conjunction with these filings. These forward-looking statements speak only as of the date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements, either as a result of new information, future events or otherwise.

CONTACT:  Pet DRx Corporation
          Harry L. Zimmerman
          (615) 369-1914
          HZimmerman@petdrx.com
          www.petdrx.com